EXHIBIT (q)

POWER OF ATTORNEY

I, Edward J. Perkin, as President of Tax-Managed Small-Cap Portfolio, a Massachusetts business trust, do hereby severally constitute and appoint Thomas E. Faust Jr., Maureen A. Gemma, James F. Kirchner or Deidre E. Walsh, or any of them, to be true, sufficient and lawful attorneys, or attorney, to sign for me, in my name in the capacity indicated below, any Registration Statement and any and all amendments (including post-effective amendments) to such Registration Statement filed by Eaton Vance Mutual Funds Trust with the Securities and Exchange Commission, in respect of shares of beneficial interest and other documents and papers relating thereto.

IN WITNESS WHEREOF I have hereunto set my hand on the date set opposite my signature.

Signature	Title	Date
/s/ Edward J. Perkin Edward J. Perkin	President and Principal Executive Officer	November 1, 2016

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